EIGHTH AMENDMENT TO CREDIT AGREEMENT

EIGHTH AMENDMENT (the “Amendment”) entered into as of March 7, 2012 by and between CPI AEROSTRUCTURES, INC. (the “Borrower”), and SOVEREIGN BANK, N.A., formerly known as Sovereign Bank (the “Bank”).

WHEREAS, the Borrower and the Bank are parties to that Amended and Restated Loan Agreement dated as of August 13, 2007, as amended by that First Amendment dated as of October 22, 2008, that Second Amendment dated as of July 7, 2009, that Third Amendment dated as of May 21, 2010, that Fourth Amendment dated as of March 14, 2011, that Fifth Amendment dated as of May 10, 2011, that Sixth Amendment dated as of September 1, 2011, and that Seventh Amendment dated as of November 28, 2011 as same may be hereafter amended and modified (the “Agreement”); and

WHEREAS, the Borrower has requested that the Bank make available, and the Bank has agreed to extend to Borrower, a second term loan facility in the principal amount of up to $4,500,000.00, subject to the provisions hereof; and

WHEREAS, the Borrower has requested that the Bank amend and the Bank has agreed to amend certain provisions of the Agreement, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2. Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(A) Section 1.1 is amended by deleting the definitions of Credit Limit, Loan, Loan Documents, Master Agreement, Maturity Date, Note and Termination Date contained therein, and substituting the following therefor :

““Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Note, the Term Note, the Second Term Note, the Security Agreement, the Master Agreement together with all other documents executed in connection with the interest rate swap transaction (if any) with respect to the Term Loan or the Second Term Loan, the Additional Documents (as defined in Section 10.14 hereof), the Replacement Documents (as defined in Section 10.15 hereof) and each document, agreement and instrument executed in connection herewith or pursuant hereto together with each document, agreement and instrument made by the Borrower or any Guarantor with or in favor of or owing to the Bank.”

““Loan” or “Loans” shall mean each Revolving Credit Loan, the Term Loan, the Second Term Loan, or any or all of same as the context may require.”

““Master Agreement” shall mean the ISDA Master Agreement dated as of October 22, 2008 between the Bank and the Borrower, as same may be thereafter amended or reaffirmed.”

““Maturity Date” shall mean (i) November 1, 2013, with respect to the Term Loan, and (ii) March 9, 2017 with respect to the Second Term Loan.”

““Note” or “Notes” shall mean the Revolving Credit Note, the Term Note, the Second Term Note or any or all of the same as the context may require.”

““Termination Date” shall mean (i) with respect to Revolving Credit Loans, August 31, 2014, (ii) with respect to the Term Loan, the applicable Maturity Date, and (iii) with respect to the Second Term Loan, the applicable Maturity Date, or if such dates are not a Business Day, the Business Day next succeeding such date.”

(B)           Section 1.1 is amended by adding the definitions of “Contract Termination Payment”, “Designated Amount”, “Designated Contract”, “Second Term Loan” and “Second Term Note” to read as follows:

“”Contract Termination Payment” shall mean any termination, cancellation, rejection or similar fee or amount received by Borrower upon any early termination, cancellation, rejection, expiration or inability to agree (each a “Cancellation”) with respect to any Designated Contract or any damages or other amounts received by Borrower for the foregoing.”

“”Designated Amount” shall mean the lesser of (i) fifty (50%) percent of each Contract Termination Payment received by Borrower, and (ii) the outstanding principal balance of the Second Term Loan.”

“”Designated Contract” means those three (3) contracts executed (or to be executed) by the Borrower and disclosed in detail to the Bank, including (without limitation) each such final contract, any amendments and additions thereto, and any letter subcontract, memorandum of understanding, term sheet or supporting documentation in connection therewith.”

““Second Term Loan” shall mean the second term loan made pursuant to Section 2.1.2 hereof.”

““Second Term Note” shall mean the second term note referred to in Section 2.2.2 hereof.”

(C)           The title to Section 2 is amended by deleting the title contained therein and substituting the following therefor:

“SECTION 2.                                           AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT AND TERM LOANS”

(D)           The last paragraph of Section 2.7 is amended by deleting the language contained therein and substituting the following therefor:

“In the event that the Borrower shall not give notice to continue any Libor Rate Loan into a subsequent Interest Period or convert any such Loan, into a Loan of another type, on the last day of the Interest Period thereof, such Loan (unless prepaid) shall automatically be converted into a Prime Rate Loan.  The Interest Period applicable to any Libor Rate Loan resulting from a conversion or continuation shall be specified by the Borrower in the irrevocable notice delivered by the Borrower pursuant to this Section and Section 2.3; provided, however, that, if such notice does not specify either the type of Loan or the Interest Period to be applicable thereto, the Loan shall automatically be converted into, or continued as, as the case may be, a Prime Rate Loan until such required information is furnished pursuant to the terms hereof.  Notwithstanding the foregoing, if the Term Loan or the Second Term Loan is subject to an interest rate swap transaction pursuant to the Master Agreement, the Term Loan and/or the Second Term Loan will be automatically continued as a Libor Rate Loan with a one month Interest Period.  Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and is continuing, no Libor Rate Loan may be continued into a subsequent Interest Period and no Prime Rate Loan may be converted into a Libor Rate Loan.”

(E)           Section 2.8 is amended by deleting the language contained therein and substituting the following therefor:

“2.8           Prepayment.

(a)           Voluntary.                      The Borrower may prepay any Prime Rate Loan in whole or in part without premium or penalty; provided, however, that each partial prepayment on account of any Prime Rate Loan shall be in an amount not less than $100,000.00.  Except as provided in Section 2.8(b) or in connection with a termination or reduction of the Commitment pursuant to Section 2.6, the Borrower may not prepay any Libor Rate Loan prior to the last day of the Interest Period therefor.  Any amount prepaid on account of a Revolving Credit Loan may be reborrowed in accordance with the provisions of Section 2.1 hereof.  Any prepayment of the Term Loan or the Second Term Loan subject to an interest rate swap transaction pursuant to the Master Agreement, shall be subject to the provisions of the Master Agreement.”

(b)           Mandatory.

(i) If, at any time, the aggregate outstanding principal balance of Revolving Credit Loans exceeds the Commitment, within three (3) days of the first day there exists such excess the Borrower shall make payment to the Bank in an amount equal to such excess together with any amounts payable pursuant to Section 2.12 in connection therewith.  Such payment shall be applied to reduce the aggregate unpaid principal balance of Revolving Credit Loans then outstanding in the Bank’s reasonable discretion.  Each prepayment shall be made together with payment of accrued interest on the amount prepaid to and including the date of prepayment.

(ii) If the Borrower decides to proceed with a public offering of its stock and raises $10,000,000.00 or more, Borrower shall then utilize an amount equal to 25% of Borrower’s net proceeds from such offering to pay down and reduce the outstanding Revolving Credit Loans under the Commitment.  Each prepayment shall be made together with payment of accrued interest on the amount prepaid to and including the date of prepayment.”

(iii) If the Borrower receives a Contract Termination Payment, Borrower shall then (at Borrower’s option) either (i) prepay the Second Term Loan on the last day of the current one month Libor Rate Interest Period in the principal amount equal to the Designated Amount plus all accrued and unpaid interest through the date of prepayment, or (2) deposit into a bank account held by and pledged (as additional collateral for the Loans hereunder) to the Bank, on terms and documentation satisfactory to the Bank and its counsel, an amount equal to the Designated Amount.

(F)           Section 2.10 is amended by deleting the language contained therein and substituting the following therefor:

“2.10.           Use of Proceeds.  The proceeds of (i) Revolving Credit Loans hereunder shall be used to finance working capital requirements of the Borrower and for general corporate purposes, (ii) the Term Loan shall finance the initial costs related to a long-term contract with Spirit Aero, and (iii) the Second Term Loan shall finance tooling and equipment purchases in connection with the Designated Contracts.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Federal Reserve Board Regulations including Regulations T, U and X.”

(G)           The Agreement is hereby amended to add new Section 2.1.2 to read as follows:

 “2.1.2                      Second Term Loan.                                           Subject to the terms and conditions hereof, the Bank agrees to make a second term loan (the “Second Term Loan”) to the Borrower on or about the effective date of the Eighth Amendment to this Agreement in an amount equal Four Million Five Hundred Thousand and 00/100 ($4,500,000.00) Dollars.”

(H)           The Agreement is hereby amended to add new Sections 2.2.2 to read as follows:

“2.2.2            Second Term Note.                                           The Second Term Loan shall be evidenced by the second term note of the Borrower, payable to the order of the Bank, substantially in the form of Exhibit C attached hereto, with blanks appropriately completed.  The Second Term Note shall be dated a date on or about the date of the Eighth Amendment to this Agreement and shall mature on the applicable Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable.  The Second Term Loan shall bear interest at a rate per annum equal to (a) the Prime Rate, or (b) 3.0% in excess of the Libor Rate for a one month Interest Period, the entire outstanding principal balance of which, at the Borrower’s option (subject to availability), shall be swapped into a fixed rate acceptable to the Bank for the remainder of the term pursuant to the Master Agreement.  Interest shall be payable pursuant to Section 2.9 hereof and continued or converted in accordance with the requirements of Section 2.7 hereof.  Prepayments shall be subject to Section 2.8 hereof.  The Second Term Note shall be entitled to the benefits and subject to the provisions of this Agreement.”

(I)           The Agreement is hereby amended to add a new Section 2.9.2 to read as follows:

“2.9.2           Repayment of Second Term Note.                                                                The principal balance of the Second Term Note shall be payable in sixty (60) consecutive monthly installments of principal, the first fifty-nine (59) of which shall be in an amount equal to Seventy-Five Thousand and 00/100 ($75,000.00) Dollars each, commencing on May 1, 2012 with each succeeding installment being due on the first day of each month thereafter until March 1, 2017 with a final payment due on the applicable Maturity Date in an amount equal to the then outstanding principal balance of the Second Term Note. Notwithstanding the foregoing, upon Borrower’s receipt of each Contract Termination Payment, Borrower shall either prepay or cash secure (in part) the Second Term Loan in accordance with Section 2.8(b)(iii) of this Ageement.”

                      (J)           The Agreement is hereby amended to add new Sections 4.1.2 to read as follows:

 “4.1.2           Conditions to Second Term Loan.                                                                The obligations of the Bank to make the Second Term Loan to the Borrower is subject to the satisfaction of the following conditions precedent:

(a)           Eighth Amendment to Credit Agreement.  The Bank shall have received the Eighth Amendment to Credit Agreement duly executed by the Borrower, together with evidence that all conditions thereto have been satisfied.

(b)           Second Term Note.                                The Bank shall have received the Second Term Note conforming to the requirements hereof, substantially in the form of Exhibit C hereto with appropriate insertions and duly executed by the Borrower.

(c)           Master Agreement.                                The Bank shall have received the completed Master Agreement (or any reaffirmation or modification thereof) together with all other documents necessary to evidence, secure, authorize and effectuate the interest rate swap transaction duly executed by the Borrower.

(d)           Officers’ Certificate.   Certificate of an officer of the Borrower dated on or about the date of  the first amendment to this Agreement certifying as to (w) no change to the copies of the Borrower’s certificate of incorporation and all amendments thereto previously delivered to the Bank, (x) no change to the copies of the bylaws of the Borrower and all amendments thereto, previously delivered to the Bank, (y) true and correct copies of resolutions adopted by the board of directors of the Borrower authorizing (1) the execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party and the performance by the Borrower of its obligations under each of the Loan Documents to which it is a party, (2) approving forms in substantially execution form of each of the Loan Documents to which it is a party, and (3) authorizing officers of the Borrower to execute and deliver each of the Loan Documents to which it is a party, and (z) the incumbency and specimen signatures of the duly authorized officers of the Borrower executing the Loan Documents and any other documents delivered to the Bank by the Borrower in connection herewith.

(e)           UCC Searches; Good Standing Certificate.     The Bank shall have received current UCC Searches and an updated Good Standing Certificate, each for the Borrower from the New York Secretary of State, in each case satisfactory to the Bank.

(f)           Opinion of Counsel.                                           The Bank shall have received an opinion of the Borrower’s counsel with respect to the Second Term Loan, satisfactory to the Bank in all respects.

(g)           Designated Contracts.  Borrower shall have delivered to the Bank all Designated Contracts together with any other documents and information in connqection therewith.

(h)           Other Information.                                The Bank shall have received such other information and documents with respect to the Borrower, its business or the collateral as is reasonably requested.”

(i)           Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Bank and its counsel.

(K)           The Agreement is hereby amended to add a new Exhibit C on the form annexed hereto.

(L)           Except as amended herein, all other provisions of the Agreement shall remain in full force and effect, and are hereby ratified.

3.           The Bank and the Borrower agree that as of March 2, 2012, the aggregate outstanding principal amount of:   (i) the Revolving Credit Loans as evidenced by the Revolving Credit Note is $17,600,000.00, (ii) the Term Loan as evidenced by the Term Note is $1,000,000.00 and interest has been paid through (but not including) March 1, 2012.

4.           The Borrower hereby represents and warrants to the Bank that:

(a)           Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety; provided, however, that the December 31, 2006 date in Section 3.1 of the Agreement shall be deemed to be December 31, 2010, and the March 31, 2007 date in Section 3.1 of the Agreement shall be deemed to be September 30, 2011.

(b)           No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto.

(c)           There are no defenses or offsets to the Borrower’s obligations under the Agreement, the Notes or the Loan Documents or any of the other agreements in favor of the Bank referred to in the Agreement.

5.           It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans and other extensions of credit provided in the Agreement as herein amended, including (without limitation) Borrower’s obligations under the Master Agreement, except those receivables sold in accordance with Section 7.7 of the Agreement as amended herein.  Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each document and instrument executed by the Borrower pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

6.           The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement or any documents referred to therein.  Whenever the Agreement is referred to in the Amendment or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

7.           The Borrower agrees to pay on demand, and the Bank may charge any deposit or loan account(s) of the Borrower, all expenses (including reasonable attorney’s fees) incurred by the Bank in connection with the negotiation and preparation of the Agreement as amended hereby.

8.           This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date hereof:

(a) The Bank shall have received four (4) executed, original counterparts of this Amendment together with the original, executed Second Term Note.

(b) The Bank shall have received the documents set forth in Section 4.1.2 of the Agreement.

(c) The Bank shall have received four (4) executed counterparts of the Officer’s Certificate of the Borrower together with any other action (in form and substance satisfactory to the Bank and its counsel) taken by the Borrower to authorize the execution, delivery and performance of this Amendment and such other documents as the Bank or its counsel may require.

(d) The Bank shall have received payment of the fees and disbursements of the Bank’s outside counsel with respect to this Amendment and the related documents.

9.           This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in paragraph 8 above) on the date of execution by the Bank retroactive to such date.

10.           This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC.

By:	/s/: Vincent Palazzolo
Vincent Palazzolo
Chief Financial Officer

SOVEREIGN BANK, N.A.

By:	/s/: Christine Gerula
Christine Gerula
Senior Vice President

State of New York, County of Suffolk, ss:

On the 9th day of March, in the year 2012, before me the undersigned, personally appeared VINCENT PALAZZOLO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/:__________________________
Notary Public

State of New York, County of Suffolk, ss:

On the 9th day of March, in the year 2012, before me the undersigned, personally appeared CHRISTINE GERULA, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/:__________________________
Notary Public

EXHIBIT C
FORM OF
 SECOND TERM NOTE

$4,500,000.00 As of March ___, 2012

FOR VALUE RECEIVED, on the applicable Maturity Date (as defined in the Agreement), CPI AEROSTRUCTURES, INC., a New York corporation, having its principal place of business at 91 Heartland Boulevard, Edgewood, New York 11717 (”Borrower”), promises to pay to the order of SOVEREIGN BANK, N.A., formerly known as Sovereign Bank (“Bank”), at its offices located at 330 South Service Road, Melville, New York 11747, the principal sum of FOUR MILLION FIVE HUNDRED THOUSAND AND 00/100 ($4,500,000.00) DOLLARS payable in consecutive monthly installments, each in the amount set forth in Section 2.9.2 of the Agreement, due on the first day of each month commencing May 1, 2012 and on the first day of each month thereafter with a final installment equal to the then unpaid principal balance of this Note payable on the Maturity Date for the Second Term Loan.  The Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Borrower pursuant to the terms of Section 2 of the Agreement, as hereinafter defined.  Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement.  After the stated or accelerated maturity hereof, this Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under any applicable law.

The Borrower shall make payment to the Bank at the Bank’s address above or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, not later than 12:00 noon, New York City time on the date when due, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.  The Borrower authorizes the Bank to charge its deposit account maintained at the Bank for any payment due under this Second Term Note on the due date thereof.  Except as provided in the definition of “Interest Period” in the Agreement, if any payment on this Second Term Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable during such extension.

This Note is the Second Term Note referred to in that certain Credit Agreement between Borrower and Bank dated as of August 13, 2007, as amended pursuant to that certain First Amendment dated October 22, 2008, that Second Amendment dated as of July 7, 2009, that Third Amendment dated as of May 21, 2010, that Fourth Amendment dated as of March 14, 2011, that Fifth Amendment dated as of May 10, 2011, Sixth Amendment dated as of September 1, 2011, that Seventh Amendment dated as of November 28, 2011 and that Eighth Amendment dated as of March 7, 2012 as same may be further amended from time to time (the “Agreement”), and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement.  This Second Term Note is secured by the collateral described in the Agreement.

All capitalized terms used in this Second Term Note and not defined herein shall have the meanings given them in the Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Second Term Note may be declared to be immediately due and payable as provided in the Agreement.

If any action or proceeding be commenced to collect this Second Term Note or enforce any of its provisions, Borrower further agrees to pay all costs and expenses of such action or proceeding and attorneys' fees and expenses and further expressly waives any and every right to interpose any counterclaim in any such action or proceeding.  Borrower hereby submits to the jurisdiction of the Supreme Court of the State of New York and agrees with Bank that personal jurisdiction over Borrower shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Second Term Note, the liabilities, or the enforcement of either or all of the same.  Borrower hereby waives personal service by manual delivery and agrees that service of process may be made by post-paid certified mail directed to the Borrower at the Borrower's address set forth above or at such other address as may be designated in writing by the Borrower to Bank in accordance with Section 10.1 of the Agreement, and that upon mailing of such process such service be effective with the same effect as though personally served.  Borrower hereby expressly waives any and every right to a trial by jury in any action on or related to this Second Term Note, the liabilities or the enforcement of either or all of the same.

Bank may transfer this Second Term Note and may deliver the security or any part thereof to the transferee or transferees, who shall thereupon become vested with all the powers and rights above given to Bank in respect thereto, and Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter.  The failure of any holder of this Second Term Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

Borrower and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest.  This Second Term Note shall be construed in accordance with and governed by the laws of the State of New York.

CPI AEROSTRUCTURES, INC.